Exhibit 99.2

Sonnet BioTherapeutics Signs Letter of Intent for Potential Licensing of Neuropathies Asset to New Life Therapeutics

●	Potential Collaboration in Diabetic Peripheral Neuropathy and Chemotherapy-Induced Peripheral Neuropathy for ASEAN Region
●	$500,000 Non-Refundable Payment to Sonnet on Signing of Letter of Intent
●	Potential for up to $40 Million in Milestone Payments and 30% Royalty on Commercial Sales

PRINCETON, NJ / August 4, 2020 / Sonnet BioTherapeutics Holdings, Inc. (NASDAQ:SONN) (“Sonnet” or the “Company”), a biopharmaceutical company developing innovative targeted biologic drugs, announced today that it has executed a letter of intent to negotiate an agreement to license its SON-081 and SON-080 assets, both low-dose formulations of Interleukin 6 (IL-6), for diabetic peripheral neuropathy (DPN) and chemotherapy-induced peripheral neuropathy (CIPN) to New Life Therapeutics Pte. Ltd. (“New Life”) of Singapore. The licensed territory would include the ASEAN countries of Singapore, Malaysia, Indonesia, Thailand, The Philippines, Cambodia, Brunei, Vietnam, Myanmar and Lao PDR.

The transaction is subject to execution of a definitive agreement to be negotiated between Sonnet and New Life. Sonnet received a $500,000 non-refundable payment upon execution of the letter of intent from New Life. The letter of intent outlines an agreement that could total to Sonnet up to $40 million in milestone payments and a royalty of 30% on commercial sales.

Pankaj Mohan, Ph.D., Founder and CEO of Sonnet commented, “We are excited about the opportunity to partner with New Life to advance our neuropathy assets, especially in diabetic neuropathy. The potential agreement would not only afford Sonnet development reach into territories with compelling commercial market dynamics, but will also provide access to the future clinical data for enhancing additional potential partnering in other regions. Most importantly, I am hopeful that this asset could benefit patients suffering from debilitating neuropathy conditions.”

“New Life was created to address critical unmet medical needs in the ASEAN Region in neuropathies, said Rakesh Aggarwal, CEO of New Life Therapeutics. “With the explosion of diabetes in this part of the world, we are excited for the potential to advance SON-081 which could help diabetic patients recover from the debilitating effects of peripheral diabetic neuropathies, subject to successful clinical trials and regulatory approval in the Territory. This is an important first step as we join forces with Singapore and other ASEAN countries to fight the war on diabetes.” Aggarwal added, “We also look forward to the SON-080 opportunity in CIPN, an equally debilitating disease for cancer patients, representing another unmet medical need. This asset could potentially provide relief to patients battling chronic pain, loss of sensation and various motor neuron conditions.”

Data from various animal models of neuropathy have demonstrated the potential of low dose IL-6 as a disease modifier. Low dose IL-6 treatment demonstrated neurorestorative properties that allowed nerve regrowth, reinstatement of physiological nerve conductance and restoration of never fiber density, which consequentially reduced pain and aberrant sensations in animals suffering from neuropathy. In addition, safety monitoring of previous clinical trials in thrombocytopenia that had enrolled more than 200 cancer patients undergoing chemotherapy concluded that low-dose IL-6 was generally safe and well tolerated. SON-081 is an identical formulation of the same low-dose IL-6, SON-080, in development for chemotherapy-induced peripheral neuropathy, where low dose IL-6 is believed to work through a similar mechanism of action for neuroprotection, nerve growth and pain reduction. Upon execution of a definitive agreement, New Life Therapeutics will be responsible for conducting a Phase Ib/IIa pilot scale efficacy study with SON-081 in DPN, expected to initiate during the first half of 2021. A pilot scale efficacy study with SON-080 in CIPN will be conducted by Sonnet and is also expected to be initiated during the first half of 2021.

Gael Hedou, Ph.D., COO of Sonnet BioTherapeutics C.H. S.A. and one of the early developers of SON-081 stated: “I have worked on the IL-6 program for the treatment of neuropathies for several years, and this potential partnership with New Life is an exciting step forward toward bringing this critically needed treatment to patients and to demonstrate the therapeutic potential of low dose IL-6.” Dr. Hedou further commented, “the low levels of IL-6 that are naturally released by the muscles upon exercise is a key mediator of the beneficial effects of sport, including nerve health. This ability to release IL-6 is often hindered in diabetic patients and, furthermore, the intensity of exercise needed to release therapeutic levels of IL-6 is not generally possible in the daily routine of these patients. Low dose IL-6 intermittently administered to DPN patients reaching physiologically active levels, has the potential to alleviate patient’s condition by regrowing nerves and ultimately by normalizing sensations that are affected by neuropathic disease.”

About Sonnet BioTherapeutics Holdings, Inc.

Founded in 2011, Sonnet BioTherapeutics is an oncology-focused biotechnology company with a proprietary platform for innovating biologic drugs of single or bispecific action. Known as FHAB™ (Fully Human Albumin Binding), the technology utilizes a fully human single chain antibody fragment (scFv) that binds to and “hitch-hikes” on human serum albumin (HSA) for transport to target tissues. FHAB™ is the foundation of a modular, plug-and-play construct for potentiating a range of large molecule therapeutic classes, including cytokines, peptides, antibodies and vaccines.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and Private Securities Litigation Reform Act, as amended, including those relating to the letter of intent, the ability to negotiate a definitive agreement and the potential partnership with New Life, the Company’s product development, clinical and regulatory timelines, market opportunity, competitive position, possible or assumed future results of operations, business strategies, potential growth opportunities and other statements that are predictive in nature. There can be no assurance that a definitive agreement will be executed by the parties. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management’s current beliefs and assumptions.

These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential, “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms. These statements relate to future events or our financial performance and involve known and unknown risks, uncertainties, and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include those set forth in the Company’s filings with the Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Sonnet Biotherapeutics Investor Contact

Alan Lada

Solebury Trout

617-221-8006

alada@soleburytrout.com

SOURCE: Sonnet BioTherapeutics, Inc.